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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
LECG CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting of Stockholders
and Proxy Statement

Meeting Date:
June 6, 2008

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, CA 94608

April 25, 2008

To our Stockholders:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of LECG Corporation. The meeting will be held on Friday, June 6, 2008, at 2:00 p.m. local time, at LECG's corporate offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on LECG's 2007 performance.

        We are pleased to take advantage of the new Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new distribution process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. The Notice of Annual Meeting of Stockholders and a Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. Our Annual Report to Stockholders is also provided for your information.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the accompanying materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card and in the Proxy Statement.

        We look forward to seeing you at the annual meeting.

                      Sincerely,

                      Garrett F. Bouton
                       Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2008

TO THE STOCKHOLDERS:

        Notice is hereby given that the annual meeting of the stockholders of LECG Corporation, a Delaware corporation, will be held on June 6, 2008 at 2:00 p.m. local time, at LECG's corporate offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608, for the following purposes:

  1.
  Election of seven directors, with nominees as follows: Garrett F. Bouton, David J. Teece, Alison Davis, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, and William J. Spencer.

  2.
  Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

  3.
  To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        Stockholders of record at the close of business on April 11, 2008 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608.

                      By order of the Board of Directors,

                      Steven R. Fife
                       Chief Financial Officer and Secretary
                      April 25, 2008

YOUR VOTE IS IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to ensure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares by proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2008: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com.

i

Communicating with the Board of Directors	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
Approval of Related Party Transactions	16
Director Compensation	17
Summary Compensation Table	17
Narrative Discussion of Director Summary Compensation Table	20
Security Ownership of Certain Beneficial Owners and Management	22
Certain Relationships and Related Transactions	25
Related Party Agreements	25
Compensation Discussion and Analysis	26
Objectives of Compensation Program	26
Elements of Executive Compensation	27
Compensation Committee Report	33
Executive Officers	34
Executive Compensation	34
Summary Compensation Table	34
Grants of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year-End 2007	39
Option Exercises in Fiscal Year 2007	41
Non-Qualified Deferred Compensation for Fiscal Year 2007	42
Employment Contracts and Change in Control Arrangements	42
Audit Committee Report	46
Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	48
Fees Billed By Deloitte & Touche LLP During Fiscal Years 2006 and 2007	48
Vote Required	49
Other Matters	49

ii

LECG CORPORATION

PROXY STATEMENT FOR 2008
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

        The proxy accompanying these materials is solicited on behalf of the Board of Directors of LECG Corporation ("LECG") for use at the Annual Meeting of Stockholders to be held on Friday, June 6, 2008 at 2:00 p.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at LECG's corporate offices located at 2000 Powell Street, Suite 600, Emeryville, CA 94608. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

        This proxy statement and the related proxy were first mailed or made available to stockholders entitled to vote at the meeting on or about April 25, 2008. It was made available on the Internet at www.proxyvote.com on the same date. Our principal executive offices are located at 2000 Powell Street, Suite 600, Emeryville, CA, 94608, and our telephone number is (510) 985-6700.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	You may vote if our records showed that you owned shares of LECG as of April 11, 2008 (the "Record Date"). At the close of business on that date, we had a total of 25,553,923 shares of Common Stock issued and outstanding, which were held of record by approximately 80 stockholders. You are entitled to one vote for each share that you own.
Voting Your Proxy
If a broker, bank or other nominee is the holder of record of shares that you beneficially own, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a "legal proxy" from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by completing and executing a proxy by means of any of the three voting methods described in these proxy materials (by telephone, over the internet, or by signing, dating and mailing a proxy card). Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on your completed proxy as submitted. If you complete and deliver a proxy without giving specific voting instructions, your shares will be voted FOR each of the nominees for director and FOR each of the other proposals and items of business, as recommended by our Board of Directors.

Voting via the Internet and by Telephone
Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. ("Broadridge") online and telephone program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms participate in Broadridge's online and telephone proxy voting program.

Registered shareholders may vote electronically through the Internet or by telephone by following the instructions included with their notice of internet availability or their proxy card. A shareholder not wishing to vote electronically through the Internet or by telephone or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.
Internet and Electronic Availability of Proxy Materials
As permitted by the Securities and Exchange Commission (the "SEC"), the Company is sending a Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders who hold shares in "street name" through a bank, broker or other holder of record. All such shareholders will have the ability to access this Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on March 17, 2008 (the "Annual Report") on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder's election to receive proxy materials by email will remain in effect until the shareholder terminates it.
Matters to be Presented
We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote
To revoke your proxy instructions if you are a holder of record, you must either (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver proxy instructions bearing a later date, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee and you wish to revoke or change your vote, you must follow the instructions provided by the bank, broker or nominee.
Cost of This Proxy Solicitation
We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies via the internet and by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.
How Votes are Counted
The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is present or represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.
Abstentions and Broker Non-Votes
Shares that are voted "WITHHELD" or "ABSTAIN" are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a "broker non-vote") unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
Our Voting Recommendations
When proxies are properly dated, executed and delivered, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:
• "FOR" the election of Garrett F. Bouton, David J. Teece, Alison Davis, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, and William J. Spencer to the Board of Directors; and
• "FOR" ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

Deadlines for Receipt of Stockholder Proposals
Stockholders may present proposals for action at a future meeting, and may request that such proposals be included in the proxy materials we deliver to our stockholders for a future meeting, only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2009 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 26, 2008 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Stockholders that is not to be included in LECG's Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in LECG's bylaws no later than January 25, 2009. LECG's bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, CA 94608, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC's website located at www.sec.gov and on our website at www.lecg.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors currently consists of eight directors. On April 24, 2008, the Board of Directors approved a reduction in the size of our board from eight to seven directors, to be effective as of June 6, 2008, the date of the Annual Meeting of Stockholders. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date or until their respective successors are duly elected and qualified.

Nominees	The Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, the following seven nominees for election to the Board of Directors at the Annual Meeting: Garrett F. Bouton, David J. Teece, Alison Davis, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, and William J. Spencer. Each of these nominees currently serves on our Board of Directors. If elected, Drs. Teece and Spencer, Messrs. Bouton, Jeffery and Liebeck, and Ms. Richardson and Ms. Davis will each serve as a director until our annual meeting in 2009, until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Drs. Teece and Spencer, Messrs. Bouton, Jeffery and Liebeck, and Ms. Richardson and Ms. Davis. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required
If a quorum is present, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF GARRETT F. BOUTON, DAVID J. TEECE, ALISON DAVIS, MICHAEL J. JEFFERY, WILLIAM W. LIEBECK, RUTH M. RICHARDSON, AND WILLIAM J. SPENCER TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees	The following table sets forth information regarding our current directors and the nominees as of April 25, 2008:

Name	Age	Position	Director Since
Garrett F. Bouton	63	Chairman of the Board	2006
David J. Teece	59	Vice Chairman of the Board	2000
Alison Davis	46	Director	2007
Michael J. Jeffery	61	Director	2003
William W. Liebeck	53	Director	2000
Ruth M. Richardson	57	Director	2003
William J. Spencer	77	Director	2002
Walter H.A. Vandaele*	63	Director	2001

    *
    Dr. Vandaele is not being nominated for election at the 2008 Annual Meeting and his term will expire effective on the date of the Annual Meeting.

        There are no family relationships between any director, director nominee and executive officer.

        The following biographies are furnished with respect to the nominees for election to the Board of Directors.

Garrett F. Bouton	Mr. Bouton has served on our Board of Directors since November 2006 and has served as our Chairman of the Board since August 2007. Mr. Bouton served as the Managing Director/Regional CEO of Barclays Global Investors from 1996 until 2003. Previously, Mr. Bouton founded and served as President of ARBI Assets in Rio de Janeiro, Brazil and he served as Chief Operating Officer of Rosenberg Investment Management in Orinda, California. Previously, Mr. Bouton was the Group Managing Director and Chief Executive Officer of Scandinavian Bank Group in London, England. He also serves on the board of directors of SunAmerica Annuity Funds. He has a BA from Colorado College and an MA in International Economics from the Fletcher School of Law and Diplomacy, Tufts University. Mr. Bouton serves on our Compensation and Corporate Governance Committees and he is Chairman of our Audit Committee.
David J. Teece
Dr. Teece co-founded our business in 1988. He served as our Chairman of the Board of Directors from the date of the management buyout of our business in September 2000 until July 2007 and currently serves as our Vice Chairman of the Board. Dr. Teece served as the Chairman of LECG, Inc., our predecessor company, from its founding until it was acquired by Navigant Consulting, Inc. in August 1998. Dr. Teece has performed economic, business and financial consulting services in the capacity of an expert for our firm since the inception of our business, and he has been an economic, business and financial consultant for 30 years. Since 1982, Dr. Teece has been a Professor of Business Administration at the Haas School of Business at the University of California at Berkeley, where since 1994 he has directed the Institute of Management, Innovation and Organization. Dr. Teece's position at the University of California is part-time. Dr. Teece has had teaching and research positions at Stanford University and Oxford University. He has authored over 200 publications in economics, business and technology strategy and has testified before Congress and government agencies on regulatory policy and competition policy. Dr. Teece has a PhD in Economics from the University of Pennsylvania. He also serves on the board of directors of Canterbury Ltd., on the board of overseers of the Faculty of Arts and Sciences at the University of Pennsylvania, and on the boards of several not-for-profit organizations.

Alison Davis
Ms. Davis has served on our board of directors since October 2007. Ms. Davis is the Managing Partner of Belvedere Capital Partners, a private equity firm focused on banking and financial services investments, since April 2004. Ms. Davis currently serves as a director of several private companies, and is a former Director of First Data Corporation (NYSE). Before joining Belvedere Capital, Ms. Davis served as Chief Financial Officer and Global Management Committee member for Barclays Global Investors from June 2000 to March 2003. From 1993 to 2000, she was a senior partner, practice leader, and North American Management Committee member with A.T. Kearney, Inc., and, from 1984 to 1993, she was a consultant with McKinsey & Company. Ms. Davis holds a combined MBA from Harvard Business School and Stanford Graduate School of Business, and a BA with honors and a Masters degree in economics from Cambridge University. Ms. Davis serves on our Audit and Compensation Committees.
Michael J. Jeffery
Mr. Jeffery has served on our Board of Directors since September 2003. Mr. Jeffery was appointed as our Chief Executive Officer effective February 19, 2007, prior to which he had served as our Chief Operating Officer since May 2006. Through April 2006, Mr. Jeffery served on our Audit and Compensation Committees and was Chairman of our Corporate Governance Committee. Mr. Jeffery was the Treasurer and Head of the Markets Division for the Western Hemisphere and a member of the senior executive committee of Standard Chartered Bank from 1994 until 2001. Prior to his service at Standard Chartered Bank, Mr. Jeffery held senior executive financial and board of director positions with Nikko Bank, Scandinavian Bank Group, and Finacorp SA New York. He has extensive, global experience in business and financial management, trading, sales and administration, including past service on the board of directors of Banque Scandinave en Suisse, the Private Capital Group, Banco Scandinavian Sul America and Scandinavian Pacific Limited.
William W. Liebeck
Mr. Liebeck has served on our Board of Directors since September 2000. Mr. Liebeck was a partner of Thoma Cressey Equity Partners, Inc., a private equity investment firm, from June 1997 to February 2005. From June 1990 to July 1996, Mr. Liebeck was a partner at the private equity firm of Equivest Partners, Inc. Prior to that, he was a partner at the private equity firm of Golder Thoma & Co. Mr. Liebeck currently serves as a director of several private companies. He has a BA in Economics from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business. Mr. Liebeck serves on our Audit, Compensation and Corporate Governance Committees.

Ruth M. Richardson
The Honorable Ruth Richardson has served on our Board of Directors since September 2003. Ms. Richardson has been an international strategic and economic policy consultant since 1994. From 1990 to 1993, Ms. Richardson served as New Zealand's Minister of Finance. Ms. Richardson was a member of the New Zealand Parliament from 1981 to 1994. She currently serves as a chairman and director of several private companies which undertake business on a global scale, is a director of Oyster Bay Malborough Vineyards Limited, a publicly listed company in New Zealand and is a former director of the Reserve Bank of New Zealand. She has extensive, global experience in business and financial management, corporate governance, privatizations and public sector and social policy reforms. She has lectured widely and has advised governments and governmental agencies throughout the world. Ms. Richardson serves on our Audit and Compensation Committees and as Chairperson of our Corporate Governance Committee.
William J. Spencer
Dr. Spencer has served on our Board of Directors since November 2002. He has been Chairman Emeritus of the International SEMATECH, a consortium of twelve semiconductor manufacturing companies from seven countries, since November 2000. From October 1997 to October 2000, Dr. Spencer was Chairman of the Board of SEMATECH. He also served as President and Chief Executive Officer of SEMATECH from November 1990 to October 1997. Dr. Spencer is a director of iMetrikus, a privately held corporation, a member of the National Academy of Engineering, a Fellow of the Institute of Electrical and Electronics Engineers and serves on many advisory groups. Dr. Spencer held teaching positions at the University of California at Berkeley and the University of New Mexico. During 1997 and 1998, he was a member of the board of directors of LECG, Inc. prior to its acquisition by Navigant Consulting. Dr. Spencer has an MS in Mathematics and a PhD in Physics from Kansas State University. Dr. Spencer serves as Chairman of our Compensation Committee.

CORPORATE GOVERNANCE

Board of Director Meetings and Committee Meetings	The Board of Directors held twelve meetings during fiscal year 2007. All directors attended at least 75% percent of the meetings of the Board of Directors and of the committees on which they served during 2007.
Board Independence
Our Board of Directors has determined that five of its current eight members are each independent directors under the applicable listing standards of the NASDAQ Global Select Market, namely Garrett F. Bouton, Alison Davis, William W. Liebeck, Ruth M. Richardson, and William J. Spencer. All five of our independent directors are standing for re-election.
Committees of the Board of Directors
The Board of Directors has standing Audit, Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter, and a copy of the current charter of each committee is available on our website at www.lecg.com. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its primary functions and the number of meetings held during 2007.
Audit Committee
The Audit Committee currently consists of Messrs. Bouton and Liebeck, Ms. Richardson, and Ms. Davis (joining in November 2007). Each of these committee members is independent under the applicable listing standards of the NASDAQ Global Select Market. Dr. Spencer served on the Audit Committee during part of our most recent fiscal year, but resigned from the committee in November 2007. The Board of Directors has determined that Mr. Bouton is an "audit committee financial expert" as defined in the SEC rules. Mr. Bouton currently serves as the Chairman of the Audit Committee. The Audit Committee held ten meetings during 2007.

The Audit Committee selects and engages our independent registered public accounting firm; oversees the accounting, financial reporting and audit processes of the Company; reviews the results and scope of audit and other services provided by the independent registered public accounting firm; reviews the accounting principles and significant estimates to be used in preparing our financial statements; and reviews management's and the independent registered public accounting firm's assessment of our internal control over financial reporting. The Audit Committee Charter is available on our website at www.lecg.com.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with the independent auditors in executive session, without the presence of our management, on at least a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also reviews and approves the annual scope of the audit services to be performed by the independent auditors, and reviews and approves any non-audit related services to be performed by the independent auditors, and the related fees to be paid for these audit and non-audit related services.
Corporate Governance Committee
The Corporate Governance Committee currently consists of Mr. Liebeck, Ms. Richardson, and Mr. Bouton (joining in February 2007). Each of these committee members is independent under the applicable listing standards of the NASDAQ Global Select Market. Ms. Richardson has served as Chair of the Corporate Governance Committee since April 2006. The Corporate Governance Committee held six meetings during 2007.

In accordance with its charter, the Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of candidates for nomination to the Board of Directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors. The Corporate Governance Committee Charter is available on our website at www.lecg.com.
Stockholder Recommendations and Nominations of Director Candidates
It is the policy of the Corporate Governance Committee to consider recommendations for nomination of candidates to serve on our Board of Directors that are received from stockholders who have continuously held shares representing at least $2,000 in market value (or one percent of LECG's securities, whichever is lower) for at least twelve months prior to the date of the submission of the recommendation. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:
Secretary LECG Corporation 2000 Powell Street, Suite 600 Emeryville, California 94608

A submitted recommendation must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and LECG within the last three years, and evidence of the recommending person's ownership of LECG stock.

A stockholder who desires to make a direct nomination of a person for election to the Board of Directors at an annual meeting must meet the deadlines and other requirements set forth in LECG's bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under "Deadlines for Receipt of Stockholder Proposals" in this Proxy Statement.
Director Qualifications
The Charter of LECG's Corporate Governance Committee contains membership guidelines and criteria for the Corporate Governance Committee to consider in evaluating potential nominees for service on our Board of Directors. Except as may be required by listing requirements promulgated by the NASDAQ or by rules promulgated by the SEC, there are no specific, minimum qualifications that must be met by candidates for eligibility for nomination to our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. However, in evaluating the qualifications of candidates, the Corporate Governance Committee considers many factors, including an assessment of the candidate's character, judgment, business experience and acumen, independence, financial, accounting and mergers and acquisitions expertise, diversity of experience including service as an officer and/or director of a public company, and other commitments. Academic and business expertise, prior government service and familiarity with national and international issues affecting business are also among the relevant criteria. The Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. While the Corporate Governance Committee has not established specific minimum qualifications in order for it to recommend director candidates, the Corporate Governance Committee believes that candidates and nominees must reflect a Board of Directors that is composed of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall effectiveness of the Board of Directors and (iv) meet other requirements as may be required or desirable by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
Identification and Evaluation of Nominees for Directors	The Corporate Governance Committee's process for evaluating and identifying the candidates that it selects, or recommends to the Board of Directors for selection, as director nominees, is as follows:
•
The Corporate Governance Committee regularly reviews the current composition and size of the Board of Directors and considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.

•
The Corporate Governance Committee evaluates the performance of the Board of Directors as a whole and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.
•
In evaluating current members of the Board of Directors, the Corporate Governance Committee reviews each current member's length of service in addition to such member's other qualifications. Although no term limits are established for service on the Board of Directors, the Corporate Governance Committee considers and balances the disadvantages of losing the contribution of directors who over time have developed increasing insight into LECG and its operations against the potential advantages of obtaining contributions of new ideas and viewpoints. The general expectation is that independent directors will serve for six to ten years. The Corporate Governance Committee considers the desirability of periodic rotation of members of the Board of Directors who also provide services to LECG as experts ("expert directors"). The general expectation is that expert directors will serve for three years.
•
The Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Corporate Governance Committee determines, a search firm. Such review may, in the Corporate Governance Committee's discretion, include a review solely of information provided to the Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Corporate Governance Committee deems appropriate.
	•	After such review and consideration, the Corporate Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.
Compensation Committee
Each of the members of the Compensation Committee is independent under the applicable listing standards of The NASDAQ Global Select Market. In 2007, Dr. William J. Spencer served as Chairman, and Messrs. Garrett F. Bouton, William W. Liebeck, the Hon. Ruth M. Richardson and Ms. Alison Davis (joining in November 2007) served as members of the Committee.

The Compensation Committee acts pursuant to a written charter adopted on September 19, 2003 and amended on April 4, 2007. The Committee's charter is available on our website at www.lecg.com. Under its charter, the Compensation Committee may, if appropriate, use the necessary resources and exercise its authority to select, retain, terminate and approve the fees and other retention terms of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The Compensation Committee is responsible for reviewing and establishing the salaries, bonuses, stock options and other benefits for the named executive officers of the Company, as well as all other officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, (collectively, our "executive officers"). The objectives and authority of the Committee in this regard are discussed below in Objectives of Compensation Programs.
Compensation Committee Scope of Responsibility	The fundamental responsibilities of the Compensation Committee in making decisions with respect to the Company's executive compensation policies are:
	•	Establish and review the Company's general compensation philosophy and oversee the development and implementation of the Company's compensation programs;
	•	Annually evaluate the performance of the Chief Executive Officer of the Company in light of corporate goals and objectives and approve the total compensation program for the Chief Executive Officer;
	•	Annually review and approve the total compensation program for the other executive officers of the Company, as recommended to the Committee by the Company's Chief Executive Officer;
	•	Review and approve any severance or similar termination payments proposed to be made to any of the executive officers of the Company;
•
Review and approve (i) compensation programs for individuals hired by the Company as experts or (ii) retention programs for experts, where the total compensation or retention program for such individuals in either case exceeds a threshold dollar amount established by the Board of Directors from time to time;
•
Periodically review and approve the delegation of authority to officers of the Company for recruiting individuals hired as experts or for retaining individuals as experts to the extent below the threshold established for direct approval by the Committee;
•
Oversee the Company's 2003 Stock Plan and the 2003 Employee Stock Purchase Plan, as well as any other stock option, stock purchase, incentive or other benefit plans of the Company, fulfilling such duties and responsibilities of the administrator as are set forth in such plans;
•
Review and approve awards under the Company's 2003 Stock Plan and approve any modifications to the 2003 Employee Stock Purchase Plan, as recommended to the Committee by the Company's Chief Executive Officer;
	•	Make regular reports to the Board of Directors concerning the activities of the Committee;

	•	Perform an annual performance evaluation of the Committee;
	•	Review and approve the Compensation Discussion and Analysis section in the Company's proxy statement for the Annual Meeting of stockholders, as prepared by management of the Company; and
•
With the assistance of the Head of Operations and Human Resources, review bonus programs for junior and senior professional staff (below the expert level), salary ranges for such staff and actual amounts paid for both salary and bonus.
Compensation Committee Process
The Compensation Committee oversees the general compensation practices of the Company. With the assistance of outside consultants engaged by the Committee from time to time to perform market surveys of compensation practices at peer companies, the Compensation Committee is informed regarding competitive compensation practices including salaries, incentives and supplemental programs to assist the Company in attracting, motivating and retaining qualified executive officers capable of developing and executing the Company's strategies. The last such market survey was performed by Pearl Meyer & Partners in 2006.

Although the Compensation Committee exercises its independent judgment in reaching its compensation decisions, the Committee receives input and advice from the Company's Chief Executive Officer, Chief Financial Officer, and General Counsel in assessing, designing and recommending compensation programs, plans and awards for our executive officers.
Compensation Committee Meetings
Under its Charter, the Compensation Committee meets at least four times per year. Prior to each Committee meeting, the members receive information that management believes is helpful to the Committee, as well as materials that the Committee specifically requests. These materials may include: regular reports on annual overhang and dilution for stock options and restricted stock grants under the Company's 2003 Stock Plan, stock option and restricted stock grants proposed by management, objective summaries and reviews of performance for all its executive officers, background and supporting materials on retention programs for key experts, and compensation survey information from external advisors to the Committee.

From January 1, 2007 to April 10, 2008, the Compensation Committee held ten meetings (nine in 2007 and one in 2008). In its meetings, the Compensation Committee evaluated and approved the recommended total compensation for all executive officers; discussed preliminary 2007 short and long-term management incentive plans, as well as possible modifications under consideration; amended the restricted stock program for certain of its executive officers to include new hires and reflect departures of certain executive officers; established approval guidelines for recruiting and retention packages; approved new hires and retention programs presented by management; and established an equity incentive program to reward superior revenue and profitability performance by experts.

The Compensation Committee met in executive session at those meetings in 2007 which considered compensation of the Company's executive officers. During those sessions, the Chief Executive Officer was asked to be present. In those sessions, the Compensation Committee discussed with the Chief Executive Officer his accomplishments and objectives. In addition, based on written evaluations provided by the Chief Executive Officer, the Compensation Committee discussed the performance of the other executive officers of the Company.
Compensation Committee Interlocks and Insider Participation
During 2007, no member of our Compensation Committee was an officer or employee of LECG. During 2007, no executive officer of LECG served as a member of the board of directors or a member of the compensation committee of any entity which has any executive officer who serves as a member of our Board of Directors or Compensation Committee.
Annual Meeting Attendance
Our policy regarding director attendance at our Annual Meeting of Stockholders is that the Chairman of the Board of Directors, and all appropriate corporate officers, should be in attendance at the meeting. All other directors are encouraged to attend the meeting.
Communicating with the Board of Directors
Stockholders may communicate with our Board of Directors or with individual directors by submitting an email to investor@lecg.com or by writing to us at LECG Corporation, Attention: Investor Relations, 2000 Powell Street, Suite 600, Emeryville, California 94608. Stockholders who would like their submission directed to one more specified members of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership of our common stock and changes in their ownership of our stock with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, and any written representations that we received from such persons that there were no other reports required to be filed during the year ended December 31, 2007, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.
Approval of Related Party Transactions
Our procedure for the review and approval of any transactions or matters that involve our directors, executive officers or significant stockholders is to present the proposed transaction or matter to the Audit Committee, except that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. Both of these committees are composed solely of independent, non-employee directors. Each of the respective committees reviews matters presented to it in accordance with its charter, and based on the facts and circumstances of the particular situation. There have been no matters since the beginning of our last fiscal year which required disclosure in this Proxy Statement as a related party transaction which were not submitted for approval in advance by the appropriate committee.

DIRECTOR COMPENSATION

Summary Compensation Table

        The following table presents the compensation earned by each of our non-executive directors in 2007. David J. Teece, our Vice Chairman, served as an executive officer for part of 2007, and as a result his compensation is not included in this table, but is set forth in the Summary Compensation Table for executive officers and is discussed under the heading "Executive Compensation."

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)(1)	Total ($)
Garrett F. Bouton	89,000	98,138	—	187,138
Alison Davis	16,250	4,812	—	21,062
William W. Liebeck	76,000	52,787	—	128,787
Ruth M. Richardson	86,000	79,471	—	165,471
William J. Spencer	85,000	71,577	—	156,577
Walter H.A. Vandaele	42,000	96,360	2,162,876	2,301,236
Michael R. Gaulke(3)	38,500	—	—	38,500

(1)
Includes expert fees and project origination fees paid during 2007 to the non-executive director in his capacity as an expert.

(2)
The dollar amounts presented represent the compensation expense recognized in 2007 as a result of stock options granted in 2007 and in previous years to the directors listed, calculated in accordance with the provisions of SFAS 123(R) for 2007 and 2006 and SFAS 123 for 2005, but without regard to risk of forfeiture. The expense results from the amortization of the grant date fair value of stock options over the vesting period. The vesting periods for the outstanding stock options held by our directors is set forth in footnote 4 below. The following assumptions were used to calculate the equity compensation expense presented above.

(3)
Mr. Gaulke did not stand for re-election and left the board when his term expired at the 2007 Annual Meeting of Stockholders.

		Assumptions
							Grant Date Fair Value of Options Granted in 2007 ($)
Name	Grant Date	Volatility (%)	Expected Life (Years)	Risk-fee Interest Rate (%)	Dividend Yield %	2007 Expense ($)
Garrett F. Bouton	11/1/2007 8/1/2007 12/1/2006	38.9 37.4 36.5	6.00 5.50 6.25	3.80 4.82 4.41	— — —	48,336 18,435 31,368	1,176,974 44,390

						98,138

Alison Davis	8/1/2007	37.9	6.25	3.91		4,812	117,177

William W. Liebeck	8/1/2007 8/1/2006	37.4 37.7	5.50 5.50	4.82 4.90	— —	18,435 34,352	44,390

						52,787

Ruth M. Richardson	8/1/2007 8/1/2006 10/13/2003	37.4 37.7 70.0	5.50 5.50 5.00	4.82 4.90 2.76	— — —	18,435 34,352 26,684	44,390

						79,471

William J. Spencer	8/1/2007 8/1/2006 8/1/2003	37.4 37.7 70.0	5.50 5.50 5.00	4.82 4.90 2.76	— — —	18,435 34,352 18,790	44,390

						71,577

Walter H.A. Vandaele	8/1/2007 8/1/2006 10/13/2003	37.4 37.7 70.0	5.50 5.50 5.00	4.82 4.90 2.76	— — —	18,435 34,352 43,573	44,390

						96,360

(4)
The table below reflects all outstanding stock options held by our non-executive directors as of December 31, 2007. There have been no other stock awards granted to our directors.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Garrett F. Bouton	11/1/2007 8/1/2007 12/1/2006	— — 3,906	161,000 7,500 11,719	(1) (2) (3)	16.99 13.87 18.23	11/30/2017 7/31/2017 11/30/2016

		3,906	180,219

Alison Davis	8/1/2007	—	15,625	(4)	16.99	10/31/2017

William W. Liebeck	8/1/2007 8/1/2006 8/1/2005	— 7,500 7,500	7,500 — —	(2)	13.87 18.25 22.04	7/31/2017 7/31/2016 7/31/2015

		15,000	7,500

Ruth M. Richardson	8/1/2007 8/1/2006 10/13/2003 10/13/2004 10/13/2003	— 7,500 15,625 7,500 7,500	7,500 — — — —	(2)	13.87 18.25 16.00 16.03 22.04	7/31/2017 7/31/2016 7/31/2013 10/12/2004 7/31/2015

		38,125	7,500

William J. Spencer	8/1/2007 8/1/2006 8/1/2005 10/13/2004 10/13/2003	— 7,500 7,500 7,500 15,625	7,500 — — — —	(2)	13.87 18.25 22.04 15.96 16.00	7/31/2017 7/31/2016 7/31/2015 8/4/2014 7/31/2013

		38,125	7,500

Walter H.A. Vandaele	8/1/2007 8/1/2006 10/13/2003 7/1/2003 10/30/2001 10/30/2000	— 7,500 20,836 18,750 6,539 586	7,500 — 4,164 — — —	(2) (5)	13.87 18.25 16.00 16.00 3.07 3.07	7/31/2017 7/31/2016 10/12/2013 6/30/2013 10/29/2011 10/29/2010

		54,211	11,664

  The options to purchase common stock outstanding and unexerciseable at December 31, 2007 will vest as follows:

	Vesting Dates	Number of Shares That Will Vest	Vest Rate
(1)	11/1/2008 12/1/2008 to 11/1/2010	53,130 107,870	100% on vest date 4,495 shares per month

161,000

(2)	8/1/2008	7,500	100% on vest date

(3)	1/1/2008 to 11/1/2010 12/1/2010	11,391 328	325 shares per month 100% on vest date

11,719

(4)	11/1/2008 10/1/2008 to 10/1/2013 11/1/2011	3,906 11,391 328	100% on vest date 325 shares per month 100% on vest date

15,625

(5)	1/13/2008 to 9/13/2008 10/13/2008	3,751 413	417 shares per month 100% on vest date

4,164

Narrative Discussion of Director Summary Compensation Table

        During 2007, our independent directors and Dr. Vandaele, as a non-executive employee director, received a quarterly retainer of $6,250 and an additional $2,000 for each regularly scheduled quarterly board meeting attended. We schedule all of our board committee meetings on a single day immediately prior to the day set for the Board meeting. Our independent directors received $3,000 before November 26, 2007 and $5,000 after November 27, 2007 for each scheduled quarterly board committee day that they attended. The chairperson of each board committee received an additional $1,000 before November 26, 2007 and $2,000 after November 27, 2007 for each board committee meeting over which he or she presided. Thus, for example, Dr. Spencer, as the Chairman of our Compensation Committee, received $2,000 for his service as Chairman and $5,000 for his attendance at the board committee meeting day in December 2007. In the event that a board committee meets in person outside of the regularly scheduled quarterly board committee day, then, after November 27, 2007, our independent directors are eligible to receive $3,000 for their attendance at such meeting. Our independent directors and non-executive employee directors also received $1,000 for each telephonic board meeting and $1,000 for each telephonic committee meeting attended. Finally, we also reimbursed all directors for their reasonable expenses incurred in connection with attending board and committee meetings. All changes to director compensation from November 27, 2007 were based on a compensation program approved by the Board of Directors following a compensation survey performed by an executive compensation consulting firm for the Corporate Governance Committee.

        Each independent director and non-executive employee director also receives a yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock, which vests on the one year anniversary after grant. Our director compensation policy also calls for granting to independent directors, upon becoming a board member, a nondiscretionary grant of an option to purchase 15,625 shares of our common stock, 25% of which vests on the first anniversary of the grant date and the remainder vests monthly over the remaining three years. Options granted to our board members are subject to the terms of our 2003 Stock Option Plan.

        Board members who are executive officers of the Company generally do not receive any separate remuneration in connection with their role as a board member, but are entitled to reimbursement of reasonable expenses incurred in connection with their attendance at board and board committee meetings. In 2007, Dr. Teece received an annual base salary of $250,000 for his services as non-executive Chairman from January through July 2007, but that salary was discontinued when he became Vice Chairman in July 2007. Non-executive employee directors are eligible for remuneration equivalent to that which is paid to the independent directors, except that non-executive employee directors are not eligible for the initial option grants made to new members of the board at the inception of their board membership. They are eligible, however, for the yearly non-discretionary grant of an option to purchase 7,500 shares of our common stock. Drs. Teece and Vandaele were the only non-executive employees serving on the Board in 2007, but only Dr. Vandaele received compensation under the policy applicable to non-executive employee board members in 2007.

        In addition to the compensation otherwise payable to him as an independent director, Garrett Bouton, our Board Chairman, received an annual retainer payable entirely in the form of a non-discretionary option to purchase shares of the Company's common stock under the 2003 Stock Option Plan. Mr. Bouton received the retainer for his first three years of service immediately, resulting in an initial stock option grant by Company of 161,000 options on November 1, 2007, with an exercise price of $16.99 per share. These options vest over a three year period from the date of grant (vesting as to 33% of the shares on the first anniversary, and on a monthly basis thereafter), and expires on the 10th anniversary of the date of grant. In accordance with our 2003 Stock Option Plan, the vesting schedule for his options will accelerate upon a change in control.

        Drs. Teece and Vandaele also act in an expert capacity for us and received compensation in 2007 for their work as experts, pursuant to expert agreements with the Company. These agreements are terminable at will.

        The agreement with Dr. Vandaele does not contain restrictions on competition after termination. We are also required to pay Dr. Vandaele $41,666 per month, which is deducted from expert fees and project origination fees on collected billings that would otherwise be due to Dr. Vandaele.

        In November 2007, we entered into an employment agreement (the "Employment Agreement") with Dr. Teece, pursuant to which Dr. Teece serves in a non-executive position as Vice Chairman of our Board of Directors, serves as an ex officio member of our Executive Management Team, and provides professional consulting services to LECG as an academic Director. Under the Employment Agreement, Dr. Teece received a cash retention payment totaling $10 million. This Employment Agreement is described in more detail below in Executive Compensation—Employment Contracts and Change in Control Arrangements. The Employment Agreement replaces and supersedes Dr. Teece's previous management and expert agreements with the Company.

        Pursuant to these agreements, these experts also provide expert services on our behalf in consideration for a cash payment based on a percentage, which varies by expert from 70% to 100%, of the sum of the amount of fees collected by us for the hours billed by this person and a percentage (up to 14%) of staff fees collected by us on projects secured by this person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information about the beneficial ownership of our common stock as of March 31, 2008, by:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 25,553,923 shares of common stock outstanding on March 31, 2008.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31,

2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares Deemed Owned	Number of Shares Underlying Options Exercisable Within 60 Days of March 31, 2008	Percentage of Shares Outstanding
Beneficial owner
5% Stockholders
Royce & Associates(1)	2,765,554	—	10.8%
Heartland Advisors, Inc.(2)	1,941,400	—	7.6%
Archon Capital Management LLC(3)	1,629,800	—	6.4%
T. Rowe Price Associates(4)	1,516,450	—	5.9%
Directors and Executive Officers
Garrett F. Bouton(5)	26,033	5,533	*
David J. Teece(6)	1,281,960	511,725	4.9%
Alison Davis	—	—	*
William J. Spencer(7)	38,625	38,125	*
Ruth M. Richardson	39,203	38,125	*
William W. Liebeck	15,000	15,000	*
Walter H.A. Vandaele	424,316	56,295	1.7%
Michael J. Jeffery	82,499	82,499	*
Steven R. Fife(8)	12,000	—	*
John C. Burke(9)	80,034	74,433	*
Christopher J. Aitken(10)	31,777	21,777	*
Tina M. Bussone(11)	24,234	14,577	*
Carol Kerr	2,677	2,677	*
Marvin A. Tenenbaum(12)	—	—	*
Gary S. Yellin(13)	35,539	33,341	*
All directors and named executive officers as a group (15 people)	2,093,897	894,107	7.9%

*
Less than one percent.

(1)
The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

(2)
The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, WI 53202.

(3)
The address of Archon Capital Management LLC is 719 Second Avenue, Suite 1403, Seattle, Washington 98104.

(4)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(5)
Shares are held by the Bouton Revocable Trust, of which Mr. Bouton and Diana D. Bouton are trustees.

(6)
Includes 325,000 shares held by the Teece Irrevocable Trust No. 3 U/A/D 10/14/97, 73,829 shares of common stock held by the Teece Family Millennium Trust, 123,047 shares of common stock held by the Flex Trust u/t/d February 5, 2003, 16,625 shares of common stock held by the Teece Family Foundation and 10 shares which are held by Norman Laboe, as custodian for the Austin David Teece UCAUTMA.

  The sole trustee of the Teece Irrevocable Trust No. 3 U/A/D 10/14/97 is Norman J. Laboe. The beneficiaries of the Teece Irrevocable Trust No. 3 are the four minor children of Dr. Teece. The co-trustees of the Teece Family Millennium Trust are Norman J. Laboe and U.S. Trust Company of

  Delaware. The beneficiaries of the Teece Family Millennium Trust are the four minor children of Dr. Teece, the grandchildren and more remote descendants of Dr. Teece, and the Teece Family Foundation, a private charitable foundation. Dr. Teece disclaims beneficial ownership of these shares, including shares subject to underlying options, except to the extent of his pecuniary interest therein.

  The sole trustee of the Flex Trust u/t/d February 5, 2003 is Norman J. Laboe. The beneficiaries of the Flex Trust u/t/d February 5, 2003 are Dr. Teece, the descendants of Dr. Teece and the Teece Family Foundation, a private charitable foundation.

  The board of directors of the Teece Family Foundation consists of Dr. Teece, his spouse, Leigh Teece, and one other individual, who collectively possess voting and dispositive power over all of the shares owned by the Teece Family Foundation. Dr. Teece disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)
Shares are held by the Spencer Family Trust.

(8)
Number of shares owned includes 12,000 shares of restricted stock with a purchase price of $0.01 per share, which remain subject to vesting. Information with regard to the vesting for restricted stock is set forth under the section captioned Equity Compensation.

(9)
Mr. Burke resigned as Chief Financial Officer in August 2007 and terminated his employment with the Company effective December 31, 2007.

(10)
Number of shares owned includes 10,000 shares of restricted stock with a purchase price of $0.01 per share, which remain subject to vesting. Information with regard to the vesting for restricted stock is set forth under the section captioned Equity Compensation.

(11)
Number of shares owned includes 9,000 shares of restricted stock with a purchase price of $0.01 per share, which remain subject to vesting. Information with regard to the vesting for restricted stock is set forth under the section captioned Equity Compensation.

(12)
Mr. Tenenbaum resigned as Chief Legal Officer and terminated his employment with the Company effective July 31, 2007.

(13)
Mr. Yellin resigned as Chief Accounting Officer in March 31, 2007 and terminated his employment with the Company effective March 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

        We also describe below certain other transactions with our directors, executive officers and stockholders.

Related Party Agreements	Steven R. Fife, our Chief Financial Officer and Secretary, began providing consulting services to LECG in May 2007 as an independent contractor. He became an employee of LECG in August 2007 when we entered into an employment agreement with him. Mr. Fife earned $133,790 in consulting fees between May and August 2007 attributable to his work for LECG, paid by a third party.

Marvin A. Tenenbaum resigned as our Chief Legal Officer in July 2007. We subsequently entered into a retainer agreement with his law firm, Tenenbaum & Tenenbaum LLC with a prepaid retainer of $50,000 to be applied to legal fees due to his firm for services rendered to the Company. We amended this retainer agreement in December 2007 in anticipation of legal services to be rendered by Tenenbaum & Tenenbaum to the Company in 2008 to provide for an additional retainer of $200,000, which retainer is paid in installments of $50,000 each on the first day of each calendar quarter in 2008. Each retainer installment is non-refundable when paid.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

        We are an expert services firm and operate in a highly competitive environment. From the time of our initial public offering in November 2003 to the present, we have realized significant growth in our business both geographically as well as through the expansion of our service offerings. Our revenues have increased from $166 million in 2003 to $370 million in 2007, and we have significantly increased the number of experts and professional staff from 486 as of September 30, 2003 to 831 as of December 31, 2007. We recognize that a critical component of our achievements thus far has been the efforts of our executive management team and we will continue to rely upon their efforts and capabilities to develop and implement the Company's strategy and manage its operations effectively in the future. In order to accomplish this, we believe our executive management compensation should be competitive, reflect the level of commitment required from our executives and be designed to:

  •
  Attract, motivate and retain highly qualified executive management personnel who can contribute to the Company's success;

  •
  Encourage achievement of the Company's annual and long-range objectives by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives, including enhancing stockholder value; and

  •
  Promote a direct relationship between compensation and the Company's performance by facilitating executive stock ownership through restricted stock and stock option awards.

        The Company has a "total compensation" philosophy meaning that each element of compensation has a specific purpose. Cash compensation rewards short-term performance, typically the achievement of financial and non-financial objectives. The Company uses equity compensation to align an executive's performance more directly to the longer-term performance of the Company's common stock. The Company reserves the right, with both cash and equity compensation, to recognize and reward superior company and individual performance by differentiating the awards made to executives. Our retirement and deferred compensation programs provide post-employment financial security based on length of service by executives and other employees of the Company. The compensation philosophy of the Company may change over time according to business needs, investor expectations, evolving financial accounting and legal standards, share dilution levels, results of compensation surveys, and market practices. The Company believes that its current compensation program enables it to achieve overall success in executive retention.

        In designing its executive compensation program, the Company hopes to achieve a cost-effective, competitive recognition and reward system based on the following principles:

  •
  Executive compensation should be competitive but not strictly benchmarked.  The Compensation Committee believes our executive compensation should be competitive in our industry, but the Committee does not rely on strict benchmarking against an industry "peer group" of companies. Although we view our competitors as consisting of economic, legal and management consulting firms such as CRA International, Navigant Consulting, Inc., FTI Consulting, Inc., and Huron Consulting Group Inc., we do not believe accurate benchmarking is possible given the highly differentiated business models of these firms and the disparity in size and financial performance of the companies. The Committee does conduct periodic compensation reviews (with the most recent review being conducted in March 2006 when the Committee requested an external study by an executive compensation consulting firm) as a way of assessing the Company's compensation program in the context of compensation programs offered by other firms in our industry. The Compensation Committee intends to periodically review its position on benchmarking.

  •
  Executive incentive compensation should be tied closely to performance.  The financial performance of the Company is a significant factor in the Company's compensation program and it is not unusual for cash incentives to be tied entirely to the financial results for a particular year, thus emphasizing variable or performance-based pay. Individual performance and achievement of corporate objectives are also relevant in determining cash incentives for executive management. In 2007, the Company engaged in extensive restructuring efforts as part of its shareholder value recovery plan that involved significant commitment from our executives without the certainty of an immediate improvement in our financial results. As a consequence, the Compensation Committee departed from its historical emphasis on variable or performance-based pay and agreed to guaranteed bonuses for certain of our executives, namely our General Counsel and Head of Human Resources and Operations. The Compensation Committee also agreed to a guaranteed bonus for 2007 for our new Chief Financial Officer in his employment agreement.

  •
  Executive compensation should be aligned with the interests of the Company's stockholders.  As a result of the emphasis on financial performance, the Compensation Committee believes that the Company's executives will focus on meeting both financial and non-financial corporate goals that, in turn, should ultimately enhance stockholder value. The equity components of our total compensation program further align the interests of the Company's executives with the Company's performance and, consequently, our stockholders.

  •
  Executive compensation should be multi-faceted and reflect the other professional activities of certain of our executive officers.  The Company's executive compensation program contains various components (cash, equity and retirement plans or deferred compensation) to provide a variety of compensation elements for retention and reward, but cash compensation tends to be the most heavily weighted. The Compensation Committee recognizes, however, that our senior executives may be drawn, from time to time, from the ranks of our experts and thus the Committee needs to include an assessment of how the expert's compensation under the Company's expert compensation model relates to other executive compensation programs. For example, Dr. Teece is one of the Company's most highly performing experts and received the majority of his cash compensation through his work as experts under our expert compensation model. Under the expert compensation model, our experts are compensated based upon a percentage of their billings, or pass-through rates, ranging from 30% to 100%. These experts also receive project origination fees which are based primarily on a percentage of the collected professional staff fees. Project origination fees can also include a percentage of the collected expert fees for those experts acting in a support role on an engagement.

Elements of Executive Compensation

        The principal elements of the Company's executive compensation program are cash compensation, equity compensation and retirement benefits. The Company also provides a limited number of other benefits, including benefits in the event of a change in control and severance benefits. Each of these compensation elements is described below.

  Cash Compensation

        The Company has two types of cash compensation for its senior executive officers: base salaries and annual cash incentives. As noted above, cash compensation for Dr. Teece also included compensation under our expert compensation model.

        Base Salaries.    The Company believes that base salaries should provide a fixed level of annual income consistent with the executive officer's position, experience, responsibilities and prior achievements and contributions. Base salaries of the Company's executive officers are set by the

Compensation Committee to reflect each executive's contributions, level of experience and professional qualifications. Although base salaries are reviewed annually, adjustments are not automatic and are designed principally to recognize an executive officer's performance and contributions over the prior year. Adjustments to base salary also take into account significant changes in assignment or scope of responsibility, individual performance relative to established goals and expectations for the position, and the Company's general salary administration policy for the particular year. In making base salary decisions, the Compensation Committee exercises its discretion and judgment based on these factors and no specific formula is applied to determine the weight of each factor. Annual base salary adjustments, if any, are generally made at the February Compensation Committee meeting, to be effective as of January 1. Salary adjustments, if any, for promoted executives typically take effect upon the executive's promotion date and assumption of new responsibilities. In February 2007, Mr. Michael Jeffery was promoted from Chief Operating Officer to Chief Executive Officer.

        As Chief Executive Officer of the Company, Dr. Teece received a base salary of $500,000. Dr. Teece, ceased serving as an executive officer of the Company when Mr. Jeffery was made Chief Executive Officer. As Chairman of the Company, Dr. Teece received a reduced base salary of $250,000. When Dr. Teece became Vice Chairman in July 2007, his base salary was stopped.

        Mr. Michael Jeffery became our Chief Executive Officer in February 2007 and his base salary, originally set at $550,000 per annum upon his appointment as Chief Operating Officer, was continued unchanged. The base salary reflected Mr. Jeffery's significant experience, service to the Company as a member of the Board of Directors, and an assessment of base salaries for chief executive officers at comparably sized companies, both within the professional services industry and in other industries.

        The base salaries for our other executive officers was set in February 2007 (to be effective as of January 1, 2007) or on their respective hire dates as follows: Mr. John C. Burke's salary for his service as Chief Financial Officer through August 2007 was unchanged at $335,000; Mr. Marvin A. Tenenbaum's salary for his service as Chief Legal Officer through July 2007 was unchanged at $400,000; Mr. Gary Yellin's salary was increased to $300,000 and was continued even after his resignation as Chief Accounting Officer in March 2007 as he continued to oversee the Company's Sarbanes-Oxley compliance, assisted in tax related matters and managed the financial affairs of certain of our international subsidiaries (although Mr. Yellin's base salary was subsequently reduced to $225,000 effective September 1, 2007); Ms. Tina M. Bussone's salary was increased from $225,000 to $240,000; Ms. Carol Kerr's salary was established at $275,000 on her hire date in January 2007; Mr. Steven R. Fife's salary was established at $300,000 on his hire date in August 2007; Mr. Christopher J. Aitken's salary was established at $300,000 when he became a member of our executive management team (and ceased providing consulting services to us as an expert) in August 2007.

        At its December 2007 meeting, the Compensation Committee approved an increase in base salaries effective January 1, 2008 for Ms. Bussone and for Mr. Fife. Ms. Bussone's base salary for 2008 is $300,000 and Mr. Fife's base salary for 2008 is $350,000. No other base salary increases for executive officers were made for 2008.

        Annual Cash Incentives.    The Company's executive compensation program includes annual cash incentives that are generally discretionary and dependent upon the individual's and the Company's performance in order to reward executive management's contributions towards successful achievement of financial and operating objectives for the most recent fiscal year. The Compensation Committee determines and approves annual cash incentives for the Company's senior executives based on an assessment of their achievement of both corporate and individual objectives.

        For 2007, Dr. Teece did not participate in an annual cash incentive program. The target cash incentive for Mr. Jeffery (in his role as CEO) was set in February 2007 at 100% of his base salary, or $550,000 in the aggregate. One half of the cash incentive, or $275,000, was guaranteed under Mr. Jeffery's management agreement, and one half was tied to management objectives relating to the

Company's shareholder value recovery plan and related restructuring efforts. Mr. Jeffery received cash incentives for 2007 equal to $585,000, slightly more than the original target, following a determination by the Compensation Committee that Mr. Jeffery's performance in executing on the shareholder value recovery plan and related restructuring efforts had been exceptional under the circumstances.

        For the executive officers other than the Chief Executive Officer, the Compensation Committee approved both discretionary and guaranteed annual cash incentive arrangements. As noted above, the extraordinary nature of the restructuring efforts undertaken by the management team in 2007 and the uncertainty regarding the likelihood of an immediate improvement in our financial results, the Compensation Committee departed from its historical emphasis on variable or performance-based pay and agreed to a guaranteed cash incentive of $200,000 for each of Ms. Carol Kerr, our General Counsel, Ms. Tina Bussone, our Head of Human Resources and Operations, and Mr. Christopher J. Aitken, our Head of Corporate Strategy. The Compensation Committee also agreed to a guaranteed cash incentive for 2007 in the amount of $75,000 for Mr. Steven R. Fife, our new Chief Financial Officer, in his employment agreement. Both Mr. Fife and Mr. Aitken were also eligible for additional discretionary bonuses, and Mr. Fife was awarded an additional discretionary bonus of $225,000. The Compensation Committee departed from its policy on variable or performance-based pay only for 2007, and does not anticipate offering guaranteed bonus arrangements to our executive officers in the future.

        Mr. Yellin had an employment letter with the Company dated January 8, 2003, which was amended on April 1, 2007 following Mr. Yellin's resignation as Chief Accounting Officer on March 31, 2007. Under such amended agreement, Mr. Yellin received a bonus of $150,000 on September 1, 2007. He was also eligible for a discretionary bonus of up to $210,000 for 2007, but no such bonus was paid.

        Mr. John C. Burke, who resigned as Chief Financial Officer in August 2007, and Mr. Marvin A. Tenenbaum, who resigned as Chief Legal Officer in July 2007, did not receive any cash incentive compensation in 2007.

        Mr. Fife and Ms. Kerr also received signing bonuses in the amounts of $75,000 and $100,000, respectively, when they joined the Company. The signing bonus to Ms. Kerr must be repaid if she voluntarily resigns from the Company or is terminated for cause prior to the third anniversary of the date on which the bonus was paid.

        Our agreement with Mr. Aitken entitles him to reimbursement for reasonable relocation expenses. Tax "qualified" expenses, as defined by IRS Publication 521 and including such costs as transportation expense and freight for moving household goods and personal effects, are reimbursed without tax liability. Any expenses covered by the Company will be forgiven at a rate of 1/12th per month over the course of one year.

  Equity Compensation

        Equity compensation is not currently considered the most important element of the total compensation program as the Company favors a cash-based, at-risk approach to compensation for its executive officers. In addition, the Compensation Committee adopted a policy limiting annual stock option grants to 1.5% of the outstanding shares of the Company's common stock in order to gradually reduce the Company's overhang (options outstanding divided by shares outstanding and options available for grant). Consequently, equity compensation will be a component of overall executive compensation to be used sparingly. When the Company uses equity compensation, it is intended to provide longer-term incentives for its named executive officers and to align the interests of the executive officers with those of the Company's stockholders. The goal of the equity compensation program is to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Company believes that the use of meaningful time periods for vesting (typically seven years for current grants) and other features of the awards contribute to continuity and stability within the Company's executive leadership.

        The Company does not currently have a policy requiring its executive officers or directors to maintain a minimum level of equity ownership. The Compensation Committee will periodically review the appropriateness of a formal stock retention policy.

        Equity compensation typically takes the form of stock options and restricted stock granted to our executive officers under the Company's 2003 Stock Plan approved by the Company's shareholders in November 2003. Although the Company had historically used stock options as a means of providing longer-term incentives to its executive officers, no stock option grants were made to the Company's executive officers in 2007, except the 50,000 options granted to Mr. Jeffery in connection with his accepting the position of Chief Executive Officer, and 15,000 options granted to Ms. Kerr when she joined the Company in January 2007. This change in philosophy regarding the use of stock options was driven primarily by the desire to reduce the Company's option overhang, as discussed above, and the adoption of SFAS No. 123(R), effective January 1, 2006, which requires companies to expense the fair value of options granted over the options vesting period.

        In determining the appropriateness of an equity compensation award to an executive officer, the Compensation Committee considers factors such as the individual performance of the executive officer, the anticipated future contribution of that officer to the attainment of our long-term strategic performance goals, and the amount of unvested options or restricted stock grants held by such individual at the time of the new award.

  Option Grants

        Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant, typically vesting evenly over seven years and expiring ten years after the date of the grant. This approach is designed to motivate the executive to contribute to the creation of stockholder value over the long term. The Company currently grants only non-qualified stock options because it believes that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options. The Company's 2003 Stock Plan permits both types of options.

        The Compensation Committee is responsible for approving all proposed equity compensation to employees. No stock option grants were made to executive officers in 2007 other than to Mr. Jeffery and Ms. Kerr as noted above, but the Compensation Committee granted a limited number of stock options to other employees of the Company in 2007 with vesting periods of between five and seven years.

  Restricted Stock Awards

        In October 2006, the Compensation Committee established a Restricted Stock Program for certain of our executive officers (the "Original Program"). Under the Original Program, Ms. Bussone, Messrs. Tenenbaum and Yellin received an annual grant of 3,000 shares of the Company's common stock pursuant to a Stock Purchase Agreement under the Registrant's 2003 Stock Option Plan (the "Plan") over a five-year period, based on the Committee's assessment of acceptable individual performance against established objectives. Mr. Burke received an annual grant of 5,000 shares of the Company's common stock pursuant to a Stock Purchase Agreement under the Plan over a three-year period, based on the Committee's assessment of acceptable individual performance against established objectives. The Compensation Committee approved the initial program grants effective January 1, 2007. In July 2007, the Compensation Committee approved modifications to the Original Program (the "Amended Program") such that Messrs. Tenenbaum and Yellin were no longer eligible for additional grants, Ms. Kerr and Mr. Fife were made eligible for grants, and the size of the grants for which Mr. Burke, Ms. Bussone, Ms. Kerr and Mr. Fife were eligible beginning January 2008 were increased from 3,000 shares to 6,000 shares over a remaining 4-year period. Mr. Fife was also awarded an initial grant of 6,000 shares under the Amended Program pursuant to the terms of his employment agreement with the Company.

        In January 2008, after an assessment of individual performance against established objectives, the Compensation Committee approved grants of 6,000 shares each to Mr. Fife and Ms. Bussone. Subsequent annual grants pursuant to the Amended Program will be made on the first day of the calendar month following performance reviews for executive officers at the Compensation Committee meeting in February of each subsequent year.

        The initial Stock Purchase Agreement between the Company and Ms. Bussone provided for the grant of 3,000 shares of the Company's common stock at a purchase price of $0.01 per share. The shares granted to Ms. Bussone are subject to a right of repurchase by the Company at a price of $0.01 per share until January 1, 2010. These 3,000 shares of restricted stock will vest on January 1, 2010 provided Ms. Bussone is an employee of LECG on that date. The subsequent Stock Purchase Agreement between the Company and Ms. Bussone provided for the grant of 6,000 shares of the Company's common stock at a purchase price of $0.01 per share. The shares granted to Ms. Bussone are subject to a right of repurchase by the Company at a price of $0.01 per share that lapses with respect to 1/3 of the grant on each of the first, second and third anniversaries of the grant date and will fully vest on March 3, 2011 provided Ms. Bussone is an employee of LECG on that date.

        The initial Stock Purchase Agreement between the Company and Mr. Fife provided for the grant of 6,000 shares of the Company's common stock at a purchase price of $0.01 per share. The shares granted to Mr. Fife are subject to a right of repurchase by the Company at a price of $0.01 per share that lapses with respect to 1/3 of the grant on each of the first, second and third anniversaries of the grant date, and will fully vest on August 1, 2010 provided that Mr. Fife is an employee of LECG on that date. The subsequent Stock Purchase Agreement between the Company and Mr. Fife provided for the grant of 6,000 shares of the Company's common stock at a purchase price of $0.01 per share. The shares granted to Mr. Fife are subject to a right of repurchase by the Company at a price of $0.01 per share that lapses with respect to 1/3 of the grant on each of the first, second and third anniversaries of the grant date and will fully vest on March 3, 2011 provided Ms. Fife is an employee of LECG on that date.

        Upon their resignations in July 2007, December 2007 and March 2008 respectively, the restricted stock grants to Messrs. Tenenbaum, Burke and Yellin under the Original Program had not vested and were repurchased by the Company pursuant to the terms of the Plan.

        Outside of the Amended Program, Mr. Aitken received 10,000 shares in connection with his accepting the position of Executive Vice President and Director of Corporate Development and Strategy. The initial Stock Purchase Agreement between the Company and Mr. Aitken provided for the grant of 10,000 shares of the Company's common stock at a purchase price of $0.01 per share. These shares are subject to a right of repurchase in favor of the Company that lapses with respect to 1/3 of the grant on the first anniversary of the grant and lapses monthly thereafter on a ratable basis, for a total vesting period of 3 years, provided that Mr. Aitken is an employee of the Company on each vesting date.

  Timing of Equity Compensation Awards

        The Compensation Committee currently meets in February of each year to consider and act with respect to equity compensation awards for the Company's executive officers for the then current fiscal year. This is the same meeting at which annual salary adjustments are generally made, and cash incentive awards are determined based on performance during the recently completed year.

        The Compensation Committee, on occasion, may grant additional equity awards at other times during the year to newly hired or newly promoted executive officers or, in isolated cases, for special retention purposes. For each grant approved by the Committee, the date of grant is the first day of the month following the date on which the Committee acts to approve the award. For example, an award approved by the Compensation Committee on February 9th would be granted on March 1st. Pursuant to the terms of the Company's 2003 Stock Plan, stock options may not be granted at less than 100% of the fair market value of the Company's common stock on the date of grant. The Company does not deviate from this policy, nor does it adjust the prescribed timing of grants to precede or follow public disclosure of material information. If a stock option happens to be granted on or about the time of a public disclosure of material information, it is because the prescribed date based on the Company's policy resulted in a grant date coincident in time with such disclosure.

        Only the Company's Chief Executive Officer may recommend stock option or restricted stock grants to the Compensation Committee. The Compensation Committee has the sole authority to approve or deny equity compensation grants. The Compensation Committee reports its decisions on the grants of stock options and restricted stock to the Board of Directors.

  Employee Stock Purchase Plan

        Executive officers are also eligible to participate, along with all other employees of the Company, in the Company's 2003 Employee Stock Purchase Plan, which permits all eligible United States and New Zealand employees to purchase newly issued shares of common stock of the Company at a discount from the closing price of the stock. Effective in 2006, employees may purchase newly issued shares at 95% of the closing price of the Company's common stock on the last day of the six-month offering periods, which end in April and October. The Board of Directors authorized 950,000 shares of common stock for issuance under the ESPP, which also provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, equal to the lesser of: (1) 1.5% of the outstanding shares of our common stock on the first day of the fiscal year; (2) 500,000 shares; or (3) a lesser amount determined by the Board of Directors.

  Retirement Benefits

        The Company does not maintain a defined benefit pension plan.

        The Company also maintains a non-qualified deferred compensation plan for expert directors, expert principals and senior administrative personnel whose annual salary compensation is at least $300,000. This plan offers eligible employees an opportunity to participate in a vehicle for additional retirement savings on a tax-deferred basis. Employees may defer up to 15% in the aggregate of all cash compensation including base annual salary and bonus. Those employees, who also serve as experts, like our Vice Chairman, Dr. Teece, may also defer the expert fee and project origination fee components of their cash compensation. Employees select investments in the deferred compensation plan from approximately 23 different "measurement funds." Only Dr. Teece and Mr. Aitken currently participate in this deferred compensation plan. Amounts deferred fully vest and are payable following termination of employment in accordance with the participant's election, and subject to requirements set forth by the Internal Revenue Service.

  Perquisites

        The Company has generally not made use of personal benefits and perquisites to executive officers or other employees. The Company maintains an apartment near to its corporate headquarters in Emeryville California for its convenience to accommodate Company personnel while visiting the Emeryville office. The corporate apartment is used exclusively for this purpose.

        The Employment Agreement with our Vice Chairman entitles Dr. Teece to two executive assistants and one financial assistant at Company expense. Our agreement with Dr. Teece recognizes that his time availability and commitment to us must accommodate his position as a part-time faculty member at the

University of California at Berkeley, and the University's regulations regarding conflicts of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on our affairs or provide services on engagements. In order to effectively assist him on LECG and non-LECG pursuits, Dr. Teece had four additional staff who worked with him through December 2007 on his personal and professional engagements, in addition to being available for activities more directly related to the Company's affairs. Dr. Teece reimbursed the Company for the cost of those four personnel, including salary, bonus and benefits, in accordance with the executive assistant reimbursement policy applicable to all experts on the expert compensation model. Accordingly, the Company does not view the availability of these staff as perquisites. In 2008, Dr. Teece reimbursed the Company $266,031 for 2007 compensation and benefits for the four additional staff, which represents the amount of compensation and benefits the Company paid for these individuals in excess of amounts the Company was able to bill clients for their work on consulting engagements. Commencing in December 2007, the Company no longer made these additional staff available to Dr. Teece, even on a reimbursed basis.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: April 25, 2008
Dr. William J. Spencer, Chairman Ms. Alison Davis Mr. William W. Liebeck Hon. Ruth M. Richardson Mr. Garrett F. Bouton

EXECUTIVE OFFICERS

        The following table sets forth our current executive officers and their ages as of April 25, 2008.

Name	Age	Position
Michael J. Jeffery	61	Chief Executive Officer
Steven R. Fife	48	Executive Vice President, Chief Financial Officer and Secretary
Christopher J. Aitken	36	Executive Vice President, Head of Corporate Development
Tina M. Bussone	35	Executive Vice President, Head of Human Resources and Operations

Michael J. Jeffery	Biographical information regarding Michael J. Jeffery is set forth under the heading "Proposal One: Election of Directors—Information About the Directors and Nominees."
Steven R. Fife
Steven R. Fife has served as our Executive Vice President and Chief Financial Officer since August 2007. Mr. Fife served LECG in a financial consulting capacity from May 2007 through August 15, 2007. Prior to joining LECG, he was vice president and corporate controller of Gilead Sciences. He has broad domestic and international experience in finance, technical accounting, operations, mergers and acquisitions and operating asset management. Mr. Fife began his career at Deloitte & Touche and held finance positions of increasing responsibility with JDS Uniphase and Amkor Technologies. He earned a bachelor of science in accounting from Brigham Young University and is a Certified Public Accountant.
Christopher J. Aitken
Christopher Aitken has served as Executive Vice President and Head of Corporate Development since August 2007. Prior to assuming this role, Mr. Aitken served as a Managing Director in LECG's New York Office since August 2004. Prior to joining LECG, he was a Managing Director at BearingPoint and a Partner in the Business Consulting practice at Arthur Andersen. Mr. Aitken holds a Bachelor of Commerce (Honors) in Information Systems and Finance from the University of New South Wales in Sydney, Australia where he graduated with first class honors and was awarded the university medal.
Tina M. Bussone
Tina M. Bussone has served as our Executive Vice President and Head of Human Resources and Operations since August 2007. Prior to assuming this role, Ms. Bussone served as Director of Administration since April 2003. Prior to joining us in August 1998, Ms. Bussone worked for a law firm in Washington, D.C. Ms. Bussone has a BS in Russian Area Studies from Georgetown University and a MBA from George Washington University.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 2007 by the persons who served as our Chief Executive Officer or as our Chief Financial Officer for any portion of the year, the three other highest paid executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2007, and two persons who served as executive officers for a portion of the year but were no longer serving as executive officers at year end (our "named executive officers," or "NEOs"). For additional information, see the discussion in the section above entitled Elements of the Executive Compensation Program.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(15)	Option Awards ($)(15)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David J. Teece Vice Chairman of the Board (Principal Executive Officer(1))	2007 2006 2005	187,500 500,000 339,583	*	10,000,000 — —	(14)	— — —	1,007,552 1,007,552 1,007,576	14,774 51,268 16,584	2,766,605 3,519,258 2,628,258	(8)(10) (8) (8)	13,976,431 5,078,078 3,992,001
Michael J. Jeffery Chief Executive Officer (Principal Executive Officer(2))	2007 2006 2005	550,000 302,147 —		585,000 — —		— — —	312,693 53,102 59,831	— — —	— 26,375 —	(10)	1,447,693 381,624 59,831
Steven R. Fife Executive Vice President, Chief Financial Officer (Principal Financial Officer(3))	2007 2006 2005	125,000 — —	*	300,000 — —		11,533 — —	— — —	— — —	136,415 — —	(9)(11)	572,948 — —
John C. Burke Former Chief Financial Officer (Principal Financial Officer(4))	2007 2006 2005	335,000 335,000 305,000		— 100,000 —		— — —	116,348 89,348 205,330	— — —	406,000 6,000 6,000	(9)(12) (9) (9)	857,348 530,348 516,330
Christoper J. Aitken Executive Vice President	2007 2006 2005	326,897 175,696 140,000	*	200,000 — —		19,222 — —	63,433 63,432 59,021	507 — —	104,818 194,146 —	(8) (8)	714,877 433,274 199,021
Tina M. Bussone Executive Vice President	2007 2006 2005	240,000 225,000 180,000		200,000 100,000 —		18,403 — —	19,363 24,735 24,006	— — —	6,000 6,000 5,400	(9) (9) (9)	483,766 355,735 209,406
Carol Kerr Executive Vice President, General Counsel and Secretary(5)	2007 2006 2005	275,000 — —		300,000 — —		— — —	14,015 — —	— — —	6,000 — —	(9)	595,015 — —
Marvin A. Tenenbaum Former Chief Legal Officer(6)	2007 2006 2005	233,883 400,000 360,000	*	— 100,000 —		— — —	20,703 50,688 59,137	— — —	514,288 6,000 6,000	(9)(13) (9) (9)	768,874 556,688 425,137
Gary A. Yellin Former Chief Accounting Officer(7)	2007 2006 2005	275,000 280,000 240,000	*	150,000 100,000 —		18,403 — —	39,656 69,032 67,442	— — —	6,000 6,000 6,000	(9) (9) (9)	489,059 455,032 313,442

*
Salary base is discussed under the section captioned Elements of Executive Compensation.

(1)
Dr. Teece served as Chief Executive Officer through February 18, 2007, and as non-executive Chairman through July 31, 2007. Dr. Teece resigned as Chairman of the Board effective July 31, 2007.

(2)
Mr. Jeffery was appointed as Chief Executive Officer effective February 19, 2007.

(3)
Mr. Fife was appointed as Chief Financial Officer effective August 15, 2007.

(4)
Mr. Burke resigned as Chief Financial Officer effective August 15, 2007 and terminated his employment with the Company effective December 31, 2007.

(5)
Carol Kerr served as Vice President, General Counsel and Assistant Secretary from January 1, 2007 to July 31, 2007 and Executive Vice President, General Counsel and Secretary from August 1, 2007 through December 31, 2007. Ms. Kerr currently serves as Managing Director of FAS Operations.

(6)
Mr. Tenenbaum resigned as Chief Legal Officer effective July 31, 2007.

(7)
Mr. Yellin resigned as Chief Accounting Officer effective March 31, 2007 and terminated his employment with the Company effective March 31, 2008.

(8)
Includes expert fees and project origination fees paid to the named executive officer in his capacity as an expert.

(9)
Represents employer contributions to the LECG 401(k) Plan.

(10)
Includes $2,083 director fees earned by Dr. Teece as Vice Chairman of the Board subsequent to his resignation as PEO and $26,375 director fees earned by Mr. Jeffery prior to appointment as Chief Operating Officer in February 2006.

(11)
Includes $133,790 fees paid to Mr. Fife by a third party in connection with his services to LECG as a consultant for the period ending on August 14, 2007.

(12)
Includes $400,000 severance payment.

(13)
Includes $450,000 severance payment and $58,088 fees paid in his capacity as a consultant.

(14)
Represents a cash retention payment made under the Employment Agreement of $10 million. The retention payment is earned ratably over a seven-year period, such that if Dr. Teece voluntarily terminates his employment with us before the 7th anniversary of payment of the first installment of the retention payment, or if his employment is terminated for cause, as defined in the Employment Agreement, Dr. Teece is obligated to repay the unearned portion of the retention payment within 15 days after the effective date of such termination. $126,876 was recognized as expense for financial statement reporting purposes with respect to fiscal year 2007.

(15)
The aggregate fair value of stock options was calculated using the Black-Sholes option-pricing model and we amortize this amount for financial reporting purposes to expense over the vesting period. The compensation expense in the "Option Awards" column relates to the amortization expense in 2005, 2006 and 2007 attributable to option awards granted from 2001 to 2007. The amounts presented in the Option Awards column of the Executive Summary Compensation table represent the amount of equity compensation expense recognized for financial statement purposes for each year presented, but without regard to risk of forfeiture. These amounts have been calculated in accordance with the provisions of SFAS 123(R) for 2007 and 2006, and SFAS 123 for 2005.

  The following table shows the assumptions that were used to calculate the equity compensation expense presented in the Summary Compensation Table. Information with regard to the vesting for options held by the NEOs is set forth under the table captioned "Outstanding Equity Awards at Fiscal Year-End 2007" below.

Name	Grant Date	Volatility (%)	Expected Life (Years)	Risk-fee Interest Rate (%)	Dividend Yield (%)	2007 Expense ($)	2006 Expense ($)	2005 Expense ($)
David J. Teece	5/7/2004 10/13/2003	51.0 70.0	8.6 5.0	4.19 2.76	— —	925,853 81,699	925,853 81,699	925,852 81,724

						1,007,552	1,007,552	1,007,576

Michael J. Jeffery	5/1/2007 5/1/2007 8/1/2006 8/1/2005 8/1/2004 8/1/2003	37.7 39.9 51.0 70.0	7.0 1.0 1.0 5.0	4.92 4.10 4.19 2.76	— — — — — —	154,495 129,888 9,520 18,790 — —	— — 3,964 16,939 — 32,199	— — — 12,088 15,511 32,232

						312,693	53,102	59,831

John C. Burke	3/2/2005 12/9/2004 11/25/2003 10/13/2003 2/1/2003	41.8 44.7 70.0 70.0 70.0	7.0 7.0 2.8 2.8 2.8	3.53 4.25 6.00 5.00 5.00	— — — — —	10,903 24,564 27,174 27,646 26,061	9,600 21,911 24,761 21,787 11,289	7,999 21,911 24,785 21,792 128,843

						116,348	89,348	205,330

Christopher J. Aitken	5/2/2005 12/9/2004 7/30/2004	40.9 44.7 51.0	7.0 7.0 8.0	3.90 4.25 4.19	— — —	10,875 14,354 38,204	10,874 14,354 38,204	38,281 14,382 6,358

						63,433	63,432	59,021

Tina M. Bussone	3/2/2005 10/13/2003 8/1/2003 1/1/2002	41.8 70.0 70.0 60.0	7.0 5.0 5.0 5.0	3.53 2.76 2.76 4.56	— — — —	7,516 5,447 6,400 —	6,400 5,447 12,879 9	4,810 5,454 12,893 849

						19,363	24,735	24,006

Carol Kerr	2/1/2007	38.7	7.0	4.84	—	14,015	—	—

Marvin A. Tenenbaum	5/2/2005 3/2/2005 10/13/2003 2/15/2003 10/1/2001	40.9 41.8 70.0 70.0 60.0	7.0 7.0 5.0 5.0 4.0	3.90 3.53 2.76 2.76 4.56	— — — — —	6,312 6,383 5,573 2,435	10,876 9,600 10,893 19,319 —	7,242 7,999 10,895 19,322 13,679

						20,703	50,688	59,137

Gary A. Yellin	3/2/2005 10/13/2003 2/1/2003	41.8 70.0 70.0	7.0 5.0 5.0	3.53 2.76 2.76	— — —	9,600 27,233 2,823	9,600 27,233 32,199	7,999 27,241 32,202

						39,656	69,032	67,442

        For the grant date fair value of equity awards granted to NEOs in 2007, see the Grants of Plan-Based Awards table. For the number of outstanding equity awards held by NEOs at year-end and their vesting schedules, see the Outstanding Equity Awards table. For the proceeds actually received by NEOs upon exercise of stock options granted in prior years, see the Option Exercises table.

        Non-Qualified Deferred Compensation Earnings.    Amounts represent the above market return on deferred compensation as defined by earnings in excess of 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code).

        All Other Compensation.    Represents amounts for Dr. Teece and Mr. Aitken comprised of expert fees and project origination fees. The amounts listed for Messrs. Fife and Tenenbaum consists of consulting fees and employer contributions to the LECG 401(k) Plan. The amounts listed for Mr. Burke, Ms. Bussone, Ms. Kerr and Mr. Yellin, represent employer contributions to the LECG 401(k) Plan.

Grants of Plan-Based Awards

        The following table reflects each plan-based award granted to each named executive officer for the year ended December 31, 2007.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
David J. Teece			—	—	—	—
Michael J. Jeffery	5/1/2007	4/24/2007	—	50,000	15.02	316,855
Steven R. Fife	8/1/2007	7/25/2007	6,000	—	0.01	83,160
John C. Burke	1/1/2007	7/26/2006	5,000	—	0.01	92,350	(1)
Christopher J. Aitken	8/1/2007	7/25/2007	10,000	—	0.01	138,600
Tina M. Bussone	1/1/2007	7/26/2006	3,000	—	0.01	55,410
Carol Kerr	2/1/2007	1/16/2007	—	15,000	14.55	107,619
Marvin A. Tenenbaum	1/1/2007	7/26/2006	3,000	—	0.01	55,410	(2)
Gary A. Yellin	1/1/2007	7/26/2006	3,000	—	0.01	55,410	(3)

(1)
Unvested shares forfeited due to termination of employment with the Company effective December 31, 2007.

(2)
Unvested shares forfeited due to termination of employment with the Company effective July 31, 2007.

(3)
Unvested shares forfeited due to termination of employment with the Company effective March 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2007

        The table below reflects all outstanding equity awards for each named executive officer as of our fiscal year ended December 31, 2007. All options were granted under our 2000 Incentive Plan and 2003 Stock Option Plan, and stock awards were granted under our 2003 Stock Option Plan.

	Option Awards
						Stock Awards
				Option Exercise Price ($)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)			Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(*)
David J. Teece	468,750 39,068	— 7,807 750,000	(1) (2)	5.33 16.00 21.85	10/29/2011 10/12/2014 5/6/2014	— — —		— — —
Michael J. Jeffery	25,000 1,428 15,625 7,500 7,500	25,000 6,072 — — —	(3) (4)	15.02 18.25 16.00 15.96 22.04	4/30/2017 7/31/2016 7/31/2013 8/4/2014 7/31/2015	— — — — —		— — — — —
Steven R. Fife	—	—		—	—	6,000	(13)	90,360
John C. Burke	46,875 7,657 10,417 6,539 2,945	— — — — —		16.00 20.65 16.00 19.10 18.30	1/31/2013 11/24/2013 10/12/2013 12/8/2014 3/1/2015	— — — — —		— — — — —
Christopher J. Aitken	12,198 4,284 2,766	12,802 5,716 4,734	(5) (6) (7)	17.70 19.10 20.71	7/29/2014 12/8/2014 5/1/2015	10,000 — —	(14)	150,600 — —
Tina M. Bussone	2,500 6,250 2,604 1,963 703	— — 521 3,037 —	(8) (9)	3.07 16.00 16.00 18.30 3.07	12/13/2011 7/31/2013 10/12/2013 3/1/2015 9/3/2010	3,000 — — — —	(15)	45,180 — — — —
Carol Kerr	—	15,000	(10)	14.55	1/31/2017	—		—
Gary A. Yellin	15,625 13,022 2,945	— 2,603 4,555	(11) (12)	16.00 16.00 18.30	1/31/2013 10/12/2013 3/1/2015	3,000 — —	(16)	45,180 — —

(*)
Based on $15.06 per share, which was the closing price of our common stock on December 31, 2007.

        The options to purchase common stock outstanding and unexerciseable at December 31, 2007 will vest as follows:

	Vesting Dates	Number of Shares That Will Vest	Vest Rate
(1)	1/13/2008 to 9/13/2008 10/13/2008	7,033 774	781 shares per month 100% on vest date

7,807

(2)	12/7/2012	750,000	100% on vest date

(3)	3/1/2008	25,000	100% on vest date

(4)	1/1/2008 to 7/1/2013 8/1/2013	5,980 92	91 shares per month 100% on vest date

6,072

(5)	1/9/2008 to 11/9/2011 12/9/2011	12,495 307	266 shares per month 100% on vest date

12,802

(6)	1/9/2008 to 11/9/2011 12/9/2001	5,593 123	119 shares per month 100% on vest date

5,716

(7)	1/2/2008 to 4/2/2012 5/2/2012	4,642 92	89 shares per month 100% on vest date

4,734

(8)	1/13/2008 to 9/13/2008 10/13/2008	469 52	52 shares per month 100% on vest date

521

(9)	1/2/2008 to 2/2/2012 3/2/2012	2,975 62	60 shares per month 100% on vest date

3,037

(10)	2/1/2008 3/1/2008 to 1/1/2014 2/1/2014	2,142 12,674 184	100% on vest date 179 shares per month 100% on vest date

15,000

(11)	1/13/2008 to 9/13/2008 10/13/2008	2,345 258	260 shares per month 100% on vest date

2,603

(12)	1/2/2008 to 2/2/2012 3/2/2012	4,463 92	89 shares per month 100% on vest date

4,555

        The restricted common stock outstanding at December 31, 2007 will vest as follows:

	Vesting Dates	Number of Shares That Will Vest		Vest Rate
(13)	8/1/2008 8/1/2009 8/1/2010	2,000 2,000 2,000		100% on vest date 100% on vest date 100% on vest date

		6,000

(14)	8/1/2008 9/1/2008 to 8/1/2010	3,341 6,659		100% on vest date 277 shares per month

		10,000

(15)	1/1/2010	3,000		100% on vest date

(16)	1/1/2010	3,000	*	100% on vest date

    *
    Unvested shares forfeited due to Mr. Yellin's termination of employment with LECG effective March 31, 2008.

Option Exercises in Fiscal Year 2007

        The following table reflects option exercises for each named executive officer during the fiscal year ended December 31, 2007.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)
David J. Teece	—	—
Michael J. Jeffery	—	—
Steven R. Fife	—	—
John C. Burke	—	—
Christopher J. Aitken	—	—
Tina M. Bussone	—	—
Carol Kerr	—	—
Marvin A. Tenenbaum	4,626	52,258
Gary A. Yellin	—	—

Non-Qualified Deferred Compensation for Fiscal Year 2007

        The following table reflects information related to each named executive officer's deferral of compensation during the year ended December 31, 2007 under the Company's nonqualified deferred compensation plan. A more detailed discussion related to such plan is contained in the section above entitled Elements of Executive Compensation Program—Retirement Benefits.

Name	Executive Contributions In Last Fiscal Year-End ($)(*)	Aggregate Earnings in Last Fiscal Year-End ($)(*)	Aggregate Balance at Last Fiscal Year-End ($)(*)
David J. Teece	—	50,603	656,104
Michael J. Jeffery	—	—	—
Steven R. Fife	—	—	—
John C. Burke	—	—	—
Christopher J. Aitken	21,586	1,152	22,738
Tina M. Bussone	—	—	—
Carol Kerr	—	—	—
Marvin A. Tenenbaum	—	—	—
Gary A. Yellin	—	—	—

    *
    The amounts are not reflected in the compensation shown in the Summary Compensation Table.

Employment Contracts and Change in Control Arrangements

  Employment Agreements

        We are party to an Employment Agreement with Dr. Teece, our Vice Chairman as further described in Director Compensation above. This contains restrictions on competition after termination. Pursuant to this agreement, Dr. Teece acts as our Vice Chairman, serves as an ex officio member of our Executive Management Team, and provides expert services on our behalf in consideration for a cash payment at a rate of 90% of the sum of the amount of fees collected by us for the hours billed by Dr. Teece and a percentage (typically 14%) of professional staff fees collected by us on projects secured by Dr. Teece. Dr. Teece does not receive an annual salary or any cash incentives under the Employment Agreement. However, we did pay Dr. Teece a cash retention payment under the Employment Agreement of $10 million. The retention payment is earned ratably over a seven-year period, such that if Dr. Teece voluntarily terminates his employment with us before the 7th anniversary of payment of the first installment of the retention payment, if his employment is terminated for cause, as defined in the Employment Agreement, Dr. Teece is obligated to repay the unearned portion of the retention payment within 15 days after the effective date of such termination. In the event of either a sale of the Company or negative event (as defined in the Employment Agreement), Dr. Teece may elect to terminate his employment with the Company and will not be obligated to pay back the unamortized portion of his $10 million retention bonus. If we terminate Dr. Teece's employment without Cause but wish to continue certain restrictive provisions under the Employment Agreement, Dr. Teece will be entitled to receive $250,000 payable in equal installments over a six-month period. We have the option to pay Dr. Teece an additional $250,000, also payable in equal installments, over a second six month period as consideration for Dr. Teece's continued compliance with those same restrictive provisions for that additional six-month period.

        Dr. Teece's agreement recognizes that his time availability and commitment to us must accommodate his position as a part-time faculty member at the University of California at Berkeley,

and the University's regulations regarding conflict of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on our affairs or provide services on engagements. In addition, we are obligated to provide him with two executive assistants and one financial assistant at our expense. The Employment Agreement does not have a specified term and is terminable at will. Severance arrangements for Dr. Teece are discussed below.

        Pursuant to an additional agreement with Dr. Teece, we pay the project origination fees otherwise owing to Dr. Teece to Enterprise Research, Inc., a corporation in which Dr. Teece has a 40% equity position. In identifying the compensation paid to Dr. Teece during 2007, we have included the $1,361,768 in amounts paid to this corporation for project origination fees, representing the contractual percentage (typically 14%) applied to professional staff revenue recognized on engagements secured by Dr. Teece.

        On May 15, 2006, Mr. Jeffery was appointed our Chief Operating Officer and we entered in a letter agreement with him regarding his compensation and benefits. The term of Mr. Jeffery's employment is at will. The letter agreement was superseded by a Senior Management Agreement entered into by the Company and Mr. Jeffery effective as of March 1, 2007. Under the Senior Management Agreement, Mr. Jeffery was entitled to a base salary in 2007 of $550,000, and a guaranteed bonus of $275,000 for 2007 payable on or before February 15, 2008, subject only to continued employment. Mr. Jeffery is also eligible for a discretionary bonus of up to $275,000 for 2007 and a total discretionary bonus of $550,000 for 2008 based on the achievement of certain financial and personal performance metrics relating to the Company's strategic plan for 2007 and 2008. Severance arrangements and arrangements regarding a change in control of the Company for Mr. Jeffery are discussed below.

        Mr. Fife was appointed our Chief Financial Officer on August 15, 2007 and we entered into an employment letter with him dated effective August 1, 2007 regarding his compensation and benefits. Prior to that date, Mr. Fife provided consulting services to us on an hourly basis. The term of Mr. Fife's employment is at will. Under the letter agreement, Mr. Fife was paid a one-time signing bonus of $75,000 and received a base salary for 2007 of $300,000. The agreement also provides that Mr. Fife is entitled to a guaranteed bonus for 2007 of $75,000 and is eligible for a discretionary bonus based on performance. As discussed above, Mr. Fife also received a restricted stock grant of 6,000 shares. Severance arrangements and arrangements regarding a change in control of the Company for Mr. Fife are discussed below.

        Mr. Aitken became an Executive Vice President and Head of Corporate Strategy on August 1, 2007 and we entered into an employment letter with him on July 30, 2007 regarding his compensation and benefits. The employment letter superseded the expert compensation agreement we had with Mr. Aitken. For the period from September 2006 through July 2007, Mr. Aitken provided consulting services to us on an hourly basis, in addition to providing expert services for which he was compensated under his expert compensation agreement. The term of Mr. Aitken's employment is at will. Under the letter agreement, Mr. Aitken received a base salary for 2007 of $300,000 and was entitled to a guaranteed bonus for 2007 of $200,000. Mr. Aitken was also eligible for a discretionary bonus. As discussed above, Mr. Aitken also received a restricted stock grant of 10,000 shares. Severance arrangements and arrangements regarding a change in control of the Company for Mr. Aitken are discussed below.

        Ms. Kerr has an employment letter with the Company dated October 26, 2006. It does not have a definite term and is terminable at will.

        Ms. Bussone has an employment letter with the Company dated July 20, 1998. It does not have a definite term and is terminable at will.

  Change in Control Arrangements

        Messrs. Jeffery, Fife and Aitken are the only current executive officers with provisions in their agreements regarding compensation in the event of a change in control of the Company. A "change in control" is defined as a transaction in which a controlling interest (51% or more) of the stock, or substantially all of the assets of LECG is acquired by a single acquirer or a group of acquirers acting in concert.

        In the event of a change in control, Mr. Jeffery's employment will terminate and he will receive any unpaid portion of his base salary through March 31, 2009 and his guaranteed $275,000 bonus for 2007, if not previously paid, unless he elects to continue with the Company as CEO or in another capacity. For Mr. Fife, if there is a change in control and he is not offered a comparable position with the acquirer or he is terminated by the Company during the 12 months following the date the change in control occurs, other than for cause or as a result of a permanent disability or Mr. Fife elects within 30 days not to remain with the acquirer in any executive capacity, then he will be entitled to a lump-sum cash payment equal to his annual base salary plus any guaranteed bonus at the rate then in effect. For Mr. Aitken, if there is a change in control and he is terminated by the Company during the 12 months following the date the change in control occurs, other than for cause or as a result of a permanent disability, then he will be entitled to a lump-sum cash payment equal to his annual base salary plus any guaranteed bonus at the rate then in effect. Mr. Aitken will also be excused from repaying the Company for moving expenses incurred in 2007. The restricted stock awards to each of Messrs. Fife and Aitken will also vest in full upon a change in control.

        The purpose of these provisions is to provide Messrs. Jeffery, Fife and Aitken with sufficient security so that they are not distracted from job duties, financially threatened by potential job loss, or motivated to act contrary to the best interests of the Company and its shareholders prior to, during or after a change in control. The decision to offer these executive officers a change in control provision was based on the Compensation Committee's belief that such an employment security agreement was critical to its ability to attract and retain Mr. Jeffery's services.

        Dr. Teece's Employment Agreement also contains provisions relating to the impact of a sale of the Company or other negative event. For purposes of the Employment Agreement, a "sale of the Company" means a transaction in which a controlling interest (more than 50%) of the stock, or substantially all of the assets, of LECG is acquired by a single acquirer group of acquirers working together and, solely as a result of such transaction, Dr. Teece is effectively prevented from performing the consulting services on substantially the same terms and conditions as performed prior to the event due to the presence of conflicts or otherwise. Also for purposes of the Employment Agreement, a "negative event" means (i) that the Company or any of their respective officers or directors are convicted of or found liable for a violation of the securities laws or for acts involving fraud, breach of fiduciary duty or moral turpitude, (ii) the indictment of the Company or LECG, or any of their respective officers, or any member of the Board in his or her official capacity for a violation of the securities laws, or for acts involving fraud, breach of fiduciary duty or moral turpitude that has a material, adverse impact on Teece's ability to continue his consulting practice with LECG as determined by final binding arbitration, or (iii) a material change by the Company in its conflicts or staffing policies that has a material, adverse impact on Teece's ability to continue his consulting practice with LECG as determined by final binding arbitration. In the event of either a sale of the Company or negative event (as defined), Dr. Teece may elect to terminate his employment with the Company and will not be obligated to pay back the unamortized portion of his $10 million retention bonus. No other severance or other benefits are payable to Dr. Teece under such circumstances other than final payment of any accrued but unpaid compensation under the expert model.

  Severance Arrangements

        The Company does not presently maintain a severance plan for its executive officers. Any severance benefit arrangements are customized agreements with the particular executive officer and are dictated by the Compensation Committee's perception that the inclusion of such severance benefits is necessary to attract and retain the executive officer's services. In addition, the purpose of particular severance provisions is to provide reasonable severance benefits to an executive officer who is involuntarily terminated without cause due to a reduction in force, job elimination or similar reasons.

        Under his Executive Agreement, Dr. Teece is entitled to receive severance payments for a period of six months at a rate equal to his then current base salary in the event he is terminated without cause. These severance payments may be extended by an additional six months in exchange for the extension of the non-competition covenants of Dr. Teece for an additional six months. Dr. Teece is generally prohibited from managing or controlling a competitive business to ours that has annual revenues greater than $10.0 million during the twelve-month period following his termination, which period is reduced to six months in the event he is terminated by us without cause; however, Dr. Teece may act as an expert in a non-managerial control position. In addition, Dr. Teece is prohibited from soliciting certain of our clients and staff during the twelve-month period following his termination.

        Mr. Jeffery is entitled to receive severance payments if he is terminated without cause or if he resigns following the appointment of a new principal executive officer in an amount equal to his unpaid base salary through March 1, 2009 and the guaranteed bonus of $275,000 for 2007, if not previously paid.

        Apart from the benefits in the event of a change in control described above, neither Mr. Fife nor Mr. Aitken have any other rights to severance under their respective employment letters.

        Upon his resignation as Chief Legal Officer, we entered into a Separation Agreement and Mutual Release with Mr. Tenenbaum that provided for certain severance payments to him as follows: a separation payment of $450,000 plus reimbursement of the cost for continued COBRA coverage for Mr. Tenenbaum and his qualifying dependents for a period of up to 18 months. No changes were made to the vesting periods for stock option or restricted stock grants. Mr. Tenenbaum was not otherwise contractually entitled to such benefits.

        Mr. Burke was entitled to receive severance payments for a period of four months at a rate equal to his then current base salary and prior year's bonus, if any, payable over four months in the event he was terminated without cause pursuant to his employment letter with us. We also had to provide Mr. Burke with 60 days prior written notice of any such termination without cause. No severance payments were made to Mr. Burke when he resigned as Chief Financial Officer as he remained an employee of the Company. Upon his resignation from the Company in December 2007, we paid severance benefits to Mr. Burke as follows: a cash severance payment in the amount of $400,000, payable in eight (8) equal semi-monthly installments, and reimbursement for the costs of COBRA coverage for himself and his qualifying dependents until June 30, 2008 or until he obtains health coverage from a new employer, whichever is earlier. In addition, the period during which Mr. Burke may exercise his vested stock options was extended from March 31, 2008 to September 30, 2008.

        The treatment of the Company's retirement and equity compensation programs upon termination of employment or a change in control are discussed below in the section entitled "Potential Termination Payments."

  Potential Termination Payments

        The following table quantifies the amounts that each executive officer with severance arrangements would be entitled to receive following certain types of termination events or a change in control. Each column in the following table is described in the above discussion. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with the SEC's rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2007 (the last day of our 2007 fiscal year) and that the value of a share of our stock on that day was $15.06, the closing share price of LECG's stock on December 31, 2007.

        In addition, in keeping with the SEC's rules, the following table does not include payments and benefits that are not enhanced by the termination of employment or change in control. Payments and benefits not appearing in the table include: benefits accrued under the Company's 401(k) plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company's salaried employees generally; amounts accumulated under the non-qualified deferred compensation plan; options and restricted stock grants that have vested and become exercisable prior to the employment termination or change in control. The following table does not include columns for voluntary termination, retirement, death or disability, as we are not obligated to pay any amounts over and above vested benefits in any of these termination scenarios.

Name	Description of Benefit	Termination Without Cause or for Good Reason ($)	Change In Control $
Michael J. Jeffery	Severance	962,500	962,500
Steven R. Fife	Change in Control	—	450,000
Christopher J. Aitken	Change in Control	—	500,000
Tina M. Bussone		—	—

AUDIT COMMITTEE REPORT

        LECG has a standing Audit Committee, established by its Board of Directors for the purpose of engaging LECG's independent registered public accountants, overseeing LECG's accounting and financial disclosure and reporting processes, the quality of management over LECG's accounting and finance organizations, LECG's internal control over financial reporting and audits of LECG's annual financial statements and internal control over financial reporting.

        The Audit Committee selects and engages, and monitors the activities and performance of Deloitte & Touche LLP, LECG's independent registered public accounting firm, including the audit scope, audit fees, auditor independence matters and approval in advance of the extent to which the independent registered public accounting firm may be retained to perform non-audit services. LECG's independent registered public accounting firm has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with the independent audit firm and management that firm's independence.

        The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

        Based on the Audit Committee's review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for 2007 for filing with the SEC.

                      Respectfully submitted by:

                      Garrett F. Bouton, Chairman
                      Allison Davis
                      William W. Liebeck
                      Ruth M. Richardson

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Before deciding to engage Deloitte & Touche LLP, the Audit Committee carefully considered that firm's qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all of these respects.

        Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, at its discretion, may appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of LECG and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

        Deloitte & Touche LLP has audited our financial statements since fiscal year 2000. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By Deloitte & Touche LLP During Fiscal Years 2007 and 2006

        The following table presents the fees paid or accrued by LECG for the audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2007 and 2006. All of the services described in the following fee table were approved in conformity with the Audit Committee's pre-approval process:

	2007	2006
	(in thousands)
Audit Fees(1)	$1,102	$963
Audit-Related Fees(2)	—	339
Tax Fees(3)
Tax Compliance	226	250
Tax Advice	38	26
All Other Fees(4)	—	—

Total Fees	$1,366	$1,578

    (1)
    Audit fees represent fees for professional services provided in connection with the audits of our financial statements, internal controls over financial reporting and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 and 2006; and review of our quarterly financial statements;

    (2)
    Audit-related fees consist primarily of fees for services performed in connection with acquisitions.

    (3)
    Fees related to tax compliance are primarily for federal and states' filing requirements. Fees for tax advice consisted of assistance with matters related to certain foreign and domestic tax issues and in connection with acquisitions.

    (4)
    There were no other services performed by Deloitte & Touche LLP.

        Audit Committee Pre-Approval Policy.    Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee's regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit, audit related and non-audit related services to be performed by LECG's independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting.

        The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote "against" the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS LECG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

        The information contained above under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LECG specifically incorporates it by reference into such filing.

OTHER MATTERS

        We know of no other matters to be submitted to the 2008 Annual Meeting of Stockholders. If any other matters properly come before the 2008 Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 25, 2008

Steven R. Fife Chief Financial Officer and Secretary

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Notice of 2008 Annual Meeting of Stockholders and Proxy Statement Meeting Date: June 6, 2008
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 6, 2008
TABLE OF CONTENTS
INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL INFORMATION ABOUT THE MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS